Exhibit 99

Contact:	610-337-1000	For Immediate Release:
	Robert W. Krick, ext. 3645	April 30, 2009
Brenda A. Blake, ext. 3202
UGI Reports Increase in EPS, Increases Guidance
VALLEY FORGE, Pa., April 30 — UGI Corporation (NYSE: UGI) today reported net income for the quarter ended March 31, 2009 of $158.2 million, or $1.45 per diluted share, compared to net income of $126.1 million, or $1.17 per diluted share, for the second quarter of fiscal 2008. The improved results reflect higher contributions to operating earnings from all of UGI’s business units except its electric distribution utility.
Lon R. Greenberg, chairman and chief executive officer of UGI, said, “While nearly all of our business units contributed to the improved results this quarter, the most significant improvement was in our propane businesses which benefited from higher unit margins resulting from significantly lower and less volatile wholesale product costs. In addition, our International Propane and, to a lesser extent, our Utility and Energy Services businesses also benefited from weather that was colder than the prior-year period, which helped mitigate the impact of deteriorating economic conditions on sales volumes. With the heating season now concluded, we expect to report earnings of between $2.40 and $2.50 per share for the full fiscal year ending September 30, 2009, including a $0.10 gain from the previously announced sale of AmeriGas’s California propane storage terminal. Looking forward, we expect a return to more normal unit margins in our propane businesses and to continue to experience reduced sales volumes in our propane and utility businesses related to the ongoing effects of the recession.” Yesterday, UGI announced a 4% increase in its dividend to an annual rate of $0.80 per share. UGI has paid common dividends for 125 consecutive years and raised its dividend in each of the last 22 years.
UGI’s domestic propane distributor, AmeriGas Partners, L.P. (NYSE:APU), contributed $40.2 million to net income for the quarter, compared to $36.0 million last year. For the three months ended March 31, 2009, retail volumes sold were 6.9% lower than the prior-year period reflecting the impact of a deterioration in economic conditions on commercial volumes, continued customer conservation, and slightly warmer weather during the quarter. Weather was 2.3% warmer than normal during the recent quarter and 1.3% warmer than in the prior-year period, according to the National Oceanic and Atmospheric Administration. Operating income increased $14.9 million to $168.1 million in the 2009 period primarily reflecting unusually high average unit margins resulting from significantly lower and less volatile propane product costs partially offset by the lower volumes sold. Operating and administrative expenses were virtually unchanged from the prior-year quarter.
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UGI Reports Increase in EPS, Increases Guidance
International Propane’s net income increased to $54.5 million from $32.7 million in the prior-year quarter. For the three months ended March 31, 2009, Antargaz sold 103.1 million retail gallons of liquefied petroleum gases (LPG) compared to 97.0 million retail gallons for the same period in 2008. Based upon heating degree day data, temperatures in Antargaz’ service territories were approximately 5.4% colder than normal during the quarter ended March 31, 2009 and 17.5% colder than in the prior-year quarter. Temperatures in Flaga’s service territory for the quarter were also colder than normal and much colder than the prior-year period.
International Propane’s euro-based margin increased €38 million to €143.1 million in the 2009 period, reflecting the beneficial impact of unusually high average unit margins resulting from significantly lower and less volatile product costs and increased volume related to colder weather partially offset by the effects of customer conservation, increased competition in certain segments and the impact of a deterioration in economic conditions on commercial sales. Total operating income increased to $89.7 million from $54.8 million in the prior-year quarter due to the beneficial impact of the higher total margin and lower dollar-denominated operating expenses. As previously reported, Antargaz was adversely affected by lower average unit margins in the prior-year period as a result of the rapid increase in product costs which occurred in the prior-year period.
Net income from Gas Utility increased to $41.8 million for the quarter ended March 31, 2009 compared to $39.8 million for the 2008 quarter. Weather in the Gas Utility service territory was 4.1% colder than normal and 5.7% colder than in the prior-year quarter. Throughput in the Gas Utility increased to 56.5 billion cubic feet in the recently-completed quarter versus 49.6 billion cubic feet in the prior-year quarter. The beneficial effects of additional throughput resulting from the acquisition of Central Penn Gas (CPG), colder weather and customer growth were partially offset by the effects of the economic recession on volumes sold and transported. Gas Utility total margin increased $28.3 million to $149.9 million primarily resulting from the CPG acquisition and the higher total retail core-market volumes sold due to colder weather and customer growth. Operating income for the quarter increased $4.5 million to $80.0 million as the higher total margin was partially offset by increased operating expenses primarily associated with the CPG acquisition and an increase in the provision for doubtful accounts.
Net income from Electric Utility was $2.8 million for the quarter, a $0.7 million decrease from the prior-year quarter. Sales of 273.1 gigawatt-hours were 2.1% lower than the prior-year period primarily due to lower sales to commercial and industrial customers as a result of reduced economic activity partially offset by greater sales to residential heating customers. Total margin decreased $0.3 million reflecting the lower total sales. Operating income decreased $1.0 million to $5.5 million reflecting the lower total margin and higher operating expenses.
Energy Services’ second quarter net income increased to $19.6 million from $16.4 million in the 2008 quarter. Total margin for Energy Services increased $10.1 million to $49.4 million due to greater total margin from peaking services, sales of natural gas and asset management activities partially offset by lower total margin from electric generation due to lower volumes sold as well as lower spot-market prices. Operating income increased $5.6 million to $33.2 million reflecting the higher total margin partially offset by higher operating expenses and increased borrowing costs.
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UGI Reports Increase in EPS, Increases Guidance
UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 44% of AmeriGas Partners, L. P. (NYSE: APU), the nation’s largest retail propane marketer, and owns Antargaz, one of the largest LPG distributors in France.
UGI Corporation (NYSE: UGI) will hold a live Internet Audio Webcast of its conference call to discuss second quarter earnings and other current activities at 4:00 PM ET on Thursday, April 30, 2009. Interested parties may listen to the audio webcast both live and in replay on the Internet at http://investor.shareholder.com/ugi/events.cfm or at the company website http://www.ugicorp.com and click on Investor Relations. A telephonic replay will be available from 7:00 PM ET on April 30 through midnight Saturday, May 2. The replay may be accessed at 1-888-203-1112, passcode 8374903 and International access 1-719-457-0820, passcode 8374903.
Comprehensive information about UGI Corporation is available on the Internet at http://www.ugicorp.com.
This press release contains certain forward-looking statements which management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. Among them are adverse weather conditions, cost volatility and availability of all energy products, including propane, natural gas, electricity and fuel oil, increased customer conservation measures, the impact of pending and future legal proceedings, and domestic and international political, regulatory and economic conditions including currency exchange rate fluctuations, particularly the euro. You should read UGI’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. UGI undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today.

C-05	###	4/30/09

UGI CORPORATION
REPORT OF EARNINGS
(Millions, except per share)
(Unaudited)

	Three Months Ended		Six Months Ended		Twelve Months Ended
	March 31,		March 31,		March 31,
	2009	2008	2009	2008	2009	2008
Revenues:
AmeriGas Propane	$823.3	$1,006.6	$1,550.4	$1,754.8	$2,610.8	$2,605.8
International Propane	338.6	375.0	615.7	703.4	1,037.1	994.6
Gas Utility	542.8	476.7	953.2	803.4	1,288.1	1,114.9
Electric Utility	38.1	38.6	74.0	70.5	142.7	132.6
Energy Services	424.6	507.2	783.7	872.5	1,530.7	1,419.5
Corporate & Other, net (a)	(29.6)	(42.6)	(60.7)	(78.4)	(171.1)	(129.6)

Total revenues	$2,137.8	$2,361.5	$3,916.3	$4,126.2	$6,438.3	$6,137.8

Operating income (loss):
AmeriGas Propane	$168.1	$153.2	$312.8	$227.2	$320.6	$278.5
International Propane	89.7	54.8	153.8	93.9	166.7	96.3
Gas Utility	80.0	75.5	136.9	125.6	148.9	146.0
Electric Utility	5.5	6.5	10.5	13.9	21.0	27.0
Energy Services	33.2	27.6	51.4	51.3	77.4	76.1
Corporate & Other, net (a)	(1.7)	(0.2)	(1.2)	1.7	1.2	3.2

Total operating income	374.8	317.4	664.2	513.6	735.8	627.1

Loss from equity investees	(0.6)	(0.7)	(0.8)	(1.4)	(2.3)	(3.9)

Interest expense:
AmeriGas Propane	(17.8)	(18.7)	(36.5)	(36.9)	(72.5)	(72.6)
International Propane	(6.4)	(7.3)	(13.2)	(14.3)	(28.6)	(27.2)
Gas Utility	(10.4)	(9.5)	(21.4)	(19.9)	(38.6)	(38.6)
Electric Utility	(0.4)	(0.6)	(0.8)	(1.1)	(1.7)	(2.2)
Corporate & Other, net (a)	—	—	(0.2)	—	(1.0)	(0.1)

Total interest expense	(35.0)	(36.1)	(72.1)	(72.2)	(142.4)	(140.7)

Income before income taxes and minority interests	339.2	280.6	591.3	440.0	591.1	482.5
Income taxes	(97.4)	(79.1)	(165.6)	(127.6)	(172.5)	(140.3)
Minority interests, principally in AmeriGas Partners	(83.6)	(75.4)	(152.6)	(106.3)	(136.1)	(113.9)

Net income	$158.2	$126.1	$273.1	$206.1	$282.5	$228.3

Earnings per share:
Basic	$1.46	$1.18	2.52	$1.93	$2.62	$2.14

Diluted	$1.45	$1.17	$2.50	$1.90	$2.59	$2.11

Average common shares outstanding:
Basic	108.408	107.116	108.303	107.053	108.012	106.919

Diluted	109.223	108.254	109.076	108.252	108.976	108.202

Supplemental information:
Net income (loss):
AmeriGas Propane (b)	$40.2	$36.0	$74.5	$51.0	$67.4	$56.5
International Propane	54.5	32.7	94.7	55.1	91.9	46.9
Gas Utility	41.8	39.8	70.1	63.8	66.6	65.3
Electric Utility	2.8	3.5	5.6	7.5	11.2	14.4
Energy Services	19.6	16.4	30.3	30.3	45.3	45.5
Corporate & Other, net (a)	(0.7)	(2.3)	(2.1)	(1.6)	0.1	(0.3)

Total net income	$158.2	$126.1	$273.1	$206.1	$282.5	$228.3

(a)	Corporate & Other includes the elimination of certain intercompany transactions.

(b)	Amounts are net of minority interests principally in AmeriGas Partners, L.P.